Exhibit 99

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2010 was a good year for First Mid-Illinois Bancshares, Inc. In September, we acquired 10 Central Illinois branches from First Bank, adding performing loans, liquid investments, and core deposits as we expanded into new markets. Our 2010 results as described in this letter include the results of our 10 new branches since their September acquisition.  We also added several quality managers, maintained our dividend and share repurchase program, increased our reserves, reduced the level of our problem loans, responded to a more robust regulatory environment, and announced plans to increase capital to better position ourselves for the future. We also managed to increase our profitability in an extremely difficult economic environment. All-in-all, 2010 was a year in which we can all take a good deal of pride.

Net income for 2010 increased by 7% and was $8.8 million as compared to $8.2 million for 2009. This included the legal, professional, and integration costs to complete the acquisition of our new branches. Diluted earnings per share also increased to $1.07 in 2010 as compared with $1.04 per share in 2009.

Net interest income for 2010 amounted to $40.1 million as compared to $35.6 million in 2009. This was due to growth in the balance sheet with more loans, investments, and deposits and from obtaining a higher interest rate spread. The net interest margin was 3.57% for 2010 as compared to 3.46% for 2009 as funding costs declined. We ended 2010 with a higher level of liquidity with federal funds sold and interest-bearing deposits of $210 million.

Total non-interest income of $13.8 million for 2010 was higher than the $13.5 million recognized during the same period last year. Revenues from our trust, brokerage, and mortgage banking areas all increased during the year. Also, fees received on debit and ATM transactions increased as our customers continue to have more electronic transactions. We did incur $1.4 million in impairment charges on trust preferred securities we own. This was down from last year but remain elevated as other banks continue to experience credit stress. During 2009, we recognized a one-time gain of $1 million on the sale of our merchant card portfolio which affects the annual comparison.
2010 operating expenses were $36.9 million as compared to $33.2 million in 2009. This includes costs of $1.2 million related to the acquisition of our 10 new branches and the ongoing costs of operating these new facilities.

We have made progress in reducing our non-performing loan balances from $12.7 million on December 31, 2009 to $10.4 million at December 31, 2010. We have charged-down the balance of these loans, when appropriate, resulting in net charge-offs of $2.8 million in 2010 as compared to $1.7 million in 2009, and a loan loss provision of $3.7 in 2010 as compared to $3.6 million in 2009. We ended the year with a coverage ratio, or total loan loss reserve to non-accrual loans, of 111% as compared with 74% at December 31, 2009. We have also taken possession of a few properties and seen the balance of other real estate owned increase to $6.1 million from $2.9 million at December 31, 2009. We will continue to monitor these assets closely.

In December, we announced a private placement of up to $27.5 million of non-cumulative perpetual convertible preferred stock. Our goal is to complete the private placement by mid-February 2011. The purpose of this offering is to provide Tier 1 Capital for regulatory purposes, improve our already strong capital position, and put First Mid in a position to respond to opportunities that may lie ahead. The preferred stock offered in the proposed private placement will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

Our operating environment in 2011 will likely remain difficult. Economic activity in the United States is anticipated to remain weak and the unemployment rate is expected to remain high. Later in 2011, we anticipate more clarity from the government with respect to the Dodd-Frank legislation of 2010 and we know this legislation will add to our already high regulatory compliance costs. Moreover, in early 2011, the State of Illinois increased income taxes for both individuals and businesses. Clearly, an environment such as this presents many challenges. That said, it is also likely to produce many opportunities for banks with strong balance sheets, a solid infrastructure and good management. That is why I remain optimistic about the future.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

January 28, 2011

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Dec 31	Dec 31
	2010	2009

Assets
Cash and due from banks	$21,008	$20,243
Federal funds sold and other interest-bearing deposits	210,485	70,168
Certificates of deposit investments	10,000	9,344
Investment securities:
Available-for-sale, at fair value	342,816	238,697
Held-to-maturity, at amortized cost (estimated fair value of $53 and
$469 at December 31, 2010 and 2009, respectively)	50	459
Loans	804,581	700,750
Less allowance for loan losses	(10,393)	(9,462)
Net loans	794,188	691,288
Premises and equipment, net	28,544	15,487
Goodwill, net	25,753	17,363
Intangible assets, net	5,068	2,832
Other assets	30,333	29,274
Total assets	$1,468,245	$1,095,155

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$183,932	$128,726
Interest bearing	1,028,778	711,684
Total deposits	1,212,710	840,410
Repurchase agreements with customers	94,057	80,386
Other borrowings	22,750	32,750
Junior subordinated debentures	20,620	20,620
Other liabilities	5,843	9,768
Total liabilities	1,355,980	983,934
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,927 shares in 2010 and 2009)	24,635	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,477,132 shares in 2010 and 7,364,959 shares in 2009)	29,909	29,460
Additional paid-in capital	28,223	26,811
Retained earnings	66,356	62,144
Deferred compensation	2,929	2,894
Accumulated other comprehensive income (loss)	(2,066)	464
Treasury stock at cost, 1,418,456 shares in 2010
and 1,282,076 in 2009	(37,721)	(35,187)
Total stockholders’ equity	112,265	111,221
Total liabilities and stockholders’ equity	$1,468,245	$1,095,155

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended December 31,	2010	2009

Interest income:
Interest and fees on loans	$41,803	$42,146
Interest on investment securities	8,699	9,036
Interest on certificates of deposit	110	55
Interest on federal funds sold & other deposits	271	172
Total interest income	50,883	51,409
Interest expense:
Interest on deposits	8,471	12,970
Interest on repurchase agreements with customers	133	129
Interest on other borrowings	1,099	1,634
Interest on subordinated debt	1,053	1,104
Total interest expense	10,756	15,837
Net interest income	40,127	35,572
Provision for loan losses	3,737	3,594
Net interest income after provision for loan losses	36,390	31,978
Non-interest income:
Trust revenues	2,601	2,229
Brokerage commissions	536	424
Insurance commissions	1,779	1,912
Services charges	4,662	4,952
Securities gains (losses), net	543	637
Impairment losses on securities	(1,418)	(1,812)
Mortgage banking revenues	776	664
ATM / debit card revenue	2,869	2,333
Other	1,472	2,116
Total non-interest income	13,820	13,455
Non-interest expense:
Salaries and employee benefits	18,649	16,830
Net occupancy and equipment expense	5,851	4,989
FDIC insurance	1,508	1,943
Amortization of intangible assets	814	730
Legal and professional expense	2,361	2,021
Other	7,744	6,699
Total non-interest expense	36,927	33,212
Income before income taxes	13,283	12,221
Income taxes	4,522	4,007
Net income	$8,761	$8,214

Per Share Information (unaudited)
For the period ended December 31,	2010	2009
Basic earnings per common share	$1.07	$1.04
Diluted earnings per common share	$1.07	$1.04
Book value per share at Dec 31	$14.46	$14.23
Market price of stock at Dec 31	$17.25	$17.50

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended December 31,	2010	2009

Balance at beginning of period	$111,221	$82,778
Net income	8,761	8,214
Dividends on preferred stock and common stock	(4,549)	(4,129)
Issuance of preferred and common stock	1,651	26,382
Purchase of treasury stock	(2,499)	(3,122)
Deferred compensation and other adjustments	210	218
Changes in accumulated other comprehensive income (loss)	(2,530)	880
Balance at end of period	$112,265	$111,221

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Dec 31,	Capitalized”
Primary Capital Measurements (unaudited):	2010	Designation

Leverage ratio	7.42%	5%
Tier 1 capital to risk-weighted assets	11.71%	6%
Total capital to risk-weighted assets	12.84%	10%